UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 2, 2009

BIO-key International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13463	41-1741861
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3349 Highway 138, Building D, Suite B

Wall, NJ 07719

(Address of principal executive offices)

(732) 359-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

(i)                 Effective as of July 2, 2009, BIO-key International, Inc. (the “Company”) entered into a Settlement and Mutual Release Agreement (the “Settlement Agreement”) with Longview Special Finance, Inc. and Longview Fund, L.P. (collectively, the “Longview Entities”) in order to resolve all matters relating to the litigation initiated earlier this year by the Longview Entities against the Company in the United States District Court for the Southern District of New York entitled Longview Special Finance, Inc. and Longview Fund, L.P. v. BIO-key International, Inc. (the “Lawsuit”).  The Longview Entities were seeking $2,886,563 in damages and an unspecified amount of interest and attorney’s fees from the Company in the Lawsuit as a result of the Company’s alleged improper failure to redeem outstanding shares of the Company’s Series B Convertible Preferred Stock and Series C Convertible Preferred Stock held by the Longview Entities (collectively, the “Shares”) in accordance with the terms and conditions of such preferred stock.  Pursuant to the Settlement Agreement, without admission of any liability or fault, the parties agreed to a payment schedule under which the Company is required to pay a total cash settlement amount of $2,164,922, fifty percent (50%) of which was paid to the Longview Entities on July 7, 2009.  The remaining portion of the settlement amount accrued interest at seventeen percent (17%) per annum and was required to be paid in full on or before October 30, 2009.  In return, each of the Longview Entities agreed to a full and complete release of the Company from all claims that were or could have been alleged in the Lawsuit and agreed to relinquish all of the Shares upon receiving final payment of the settlement amount.  From October 30, 2009 until November 12, 2009, interest on the remaining portion of the settlement amount accrued at twenty percent (20%) per annum.  On November 12, 2009, the Company paid in full the entire outstanding portion of the settlement amount, together with all accrued and unpaid interest, and satisfied all of its obligations to the Longview Entities under the Settlement Agreement.

(ii)           On July 7, 2009, the Company issued an unsecured promissory note (the “Note”) in the aggregate principal amount of $1,000,000 to The Shaar Fund, Ltd. (“Shaar”), a holder of shares of the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock.  The Note accrued interest at eight percent (8%) per annum and was originally due and payable on November 3, 2009.  Effective as of November 3, 2009, Shaar (a) has extended the due date of the Note to the earlier to occur of (1) the fifth business day after the closing of the transactions contemplated by the Asset Purchase Agreement dated as of August 13, 2009 by and between the Company and InterAct911 Mobile Systems, Inc., a wholly-owned subsidiary of InterAct911 Corporation, pursuant to which Buyer agreed to purchase the Company’s Law Enforcement division (the “Asset Sale”) and (2) January 31, 2010 pursuant to a Note Amendment and Extension Agreement dated as of November 3, 2009 between the Company and Shaar, and (b) has made a bridge loan to the Company in the principal amount of $750,000, evidenced by the Company’s unsecured Six Percent (6%) Promissory Note dated as of November 12, 2009.

In consideration thereof, Shaar and the Company also entered into a Securities Exchange Agreement dated as of November 12, 2009 (the “Exchange Agreement”), pursuant to which the Company and the holders of the outstanding shares of the Company’s Series A Convertible

Preferred Stock, such holders being Shaar (27,932 total shares) and Thomas J. Colatosti (2,625 total shares), agreed to exchange (a) their shares of Series A Preferred Stock for an equal number of shares of the Company’s Series D Convertible Preferred Stock, and Warrants to purchase up to an aggregate of 5,000,000 shares of the Company’s Common Stock, including up to 4,750,000 shares for Shaar and up to 250,000 shares for Mr. Colatosti, at an exercise price of $0.30 per share, and (b) all dividends accrued and unpaid on their shares of Series A Preferred Stock for Seven Percent (7%) Convertible Promissory Notes (the “Convertible Notes”).  The Series D Preferred Stock is mandatorily redeemable on December 31, 2010, at which time the Company is required to redeem for cash all outstanding shares at $100 per share, together with all accrued and unpaid dividends thereon.  The Convertible Notes may be converted in whole or in part at any time at the option of the holder into shares of the Company’s Common Stock at a price equal to the lower of (i) the average closing price of the Common Stock as quoted by Bloomberg for the ten (10) trading days prior to the date that the notice of conversion is transmitted to the Company, and (ii) $0.30, subject to certain adjustments.  The closing of the transactions contemplated by the Exchange Agreement is conditioned upon, among other things, the closing of the Asset Sale.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-KEY INTERNATIONAL, INC.
Date: November 13, 2009
	By:	/s/ Thomas J. Colatosti
Thomas J. Colatosti
Chief Financial Officer